Exhibit 10.20

INCENTIVE STOCK OPTION NOTICE

Dear James Mooney

This Option Notice (the “Notice”) dated as of March 28, 2003 (the “Grant Date”) is being sent to you by NTL Incorporated (including any successor company, the “Company”).  As you are presently serving as an employee of NTL Incorporated or one of its Subsidiary Corporations, in recognition of your services and pursuant to the 2003 NTL Incorporated Stock Option Plan (the “Plan”), the Company has granted you the Option provided for in this Notice. The Option is subject to the terms and conditions set forth in the Plan, which is incorporated herein by reference, and defined terms used but not defined in this Notice shall have the meaning set forth in the Plan.

1.  Grant of Option.  The Company hereby irrevocably grants to you, as of the Grant Date, an option to purchase up to 300,000 shares of the Company’s Common Stock at a price of $15.00 per share (the “Option”).  The Option is intended to qualify as an Incentive Stock Option under U.S. tax laws and the Company will treat it as such to the extent permitted by applicable law.

2.  Vesting.  The Option shall vest with respect to 20% of the shares covered thereby each year on a quarterly basis (5% each quarter) over a five-year period.  The first vesting shall be on March 31, 2003.  Notwithstanding the foregoing, in the event of change of control where you do not retain the Chairman title, the Option shall become fully vested.  In the event of a termination of your employment without Cause, all options that would have vested within a 12-month period will become immediately vested.

3.  Exercise Period.  Except as set forth in paragraph 2 above, the Option shall stop vesting immediately upon the termination of your employment and any portion of the Option that is not vested at the time of termination of your employment shall immediately be forfeited and cancelled.  Your right to exercise that portion of the Option that is vested at the time of your termination shall terminate on the earlier of the following dates: (a) three months after your termination other without Cause; (b) one year after your termination resulting from your retirement, disability or death; (c) the date on which your employment is terminated for Cause; or (d) March 27, 2013.  You agree that, pursuant to your employment arrangement, you will not sell any shares underlying your Option prior to March 1, 2004.

4.  Manner of Exercise.  This Option may be exercised by delivery to NTL Incorporated, Attn: Robert Mackenzie/Stock Options at its office (NTL House, Bartley Wood Business Park, Hook, Hampshire, RG24 9XA) of a notice in the form attached signed by the person entitled to exercise the Option, specifying the number of shares which such person wishes to purchase, together with a certified or bank check or cash (or such other manner of payment as permitted by the Plan) for the aggregate option price for that number of shares and any required withholding (including a payment sufficient to indemnify the Company or any subsidiary of the Company in full against any and all liability to account for any tax or duty payable and arising by reason of the exercise of the Option).

5.  Transferability.  Neither this Option nor any interest in this Option may be transferred other than by will or the laws of descent or distribution, and this Option may be exercised during your lifetime only by you or your guardian or legal representative.

NTL INCORPORATED

/s/ Barclay Knapp

Name:	Barclay Knapp
Title:	President and Chief Executive Officer